Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into as of the Separation Date by and between Schrödinger, Inc. (the “Company”), and Joel Lebowitz (the “Consultant”), and will be effective as of the day immediately following the Separation Date (hereinafter, the “Consulting Effective Date”). Capitalized terms used but not defined herein have the meanings set forth in the Transition, Separation, and Release of Claims Agreement entered into by the Company and the Consultant (the “Separation Agreement”) to which this Agreement is attached as Attachment A.

WHEREAS, the Consultant has certain knowledge and expertise regarding the Company as a result of having served as its Chief Financial Officer and Treasurer; and

WHEREAS, the Company desires to have the benefit of the Consultant’s knowledge and experience, and the Consultant desires to provide consulting services to the Company, all as hereinafter provided in this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, the sufficiency of which are hereby acknowledged, the Company and the Consultant hereby agree as follows:

(1)    Services.

(a)    Services; Performance. The Consultant shall render to the Company the consulting services described in Exhibit A attached to this Agreement (the “Services”). The Consultant shall perform, during such hours as may be reasonably required for satisfactory performance of the Services, such Services in a professional manner and consistent with the highest industry standards. As of the Consulting Effective Date, the Consultant and the Company intend that the Consultant shall perform the Services for the Company no more than three (3) hours per week. The Consultant shall comply with all rules, procedures and standards promulgated from time to time by the Company with respect to the Consultant’s access to and use of the Company’s property, information, equipment and facilities in the course of the Consultant’s provision of Services hereunder.

(b)    Non-Exclusivity; Confidentiality; Invention Assignment. The parties agree that, at all times during the term of this Agreement, (i) the Company shall be free to obtain consulting and advisory services from any third party, and (ii) the Consultant shall be free to provide consulting and advisory services to any third party, so long as the provision of such services by the Consultant does not conflict with (x) the Consultant’s provision of Services to the Company as described in Section 1(a), or (y) the Consultant’s continuing obligations to the Company as detailed in the Separation Agreement, including the Consultant’s continuing obligations under Sections 4 (Confidentiality), 5 (Inventions) and 6 (Non-Competition; Non-Solicitation) of the Employment Agreement. The Consultant further agrees that the Consultant’s confidentiality and invention assignment obligations under Sections 4 and 5 of the Employment Agreement are incorporated herein by reference and amended hereby to apply with respect to the Consultant’s Services during the Consultation Period, such that all references in such Sections to “Employee” shall be deemed to include the Consultant, all references in such Sections to “term of employment” shall be deemed to include the Consultation Period, and all references in such Sections to the “Employee’s employment” shall be deemed to include the Consultant’s Services.

(2)    Compensation and Reimbursement.

(a)    Consulting Fees. During the Consultation Period, the Company shall pay the Consultant consulting fees in the amount of $3,500.00 per month for up to ten (10) hours of Services per month performed hereunder (provided, however, that, with the advance written approval of the Company’s Chief Executive Officer, the Consultant may perform Services in excess of ten (10) hours per month (but no more than the amount provided in Section 1(a) hereof), and for each such hour of Services performed in excess of ten (10) in any month the Company shall pay the Consultant consulting fees in the amount of $350.00 per hour), to be paid to the Consultant in accordance with Section 2(c) below (the “Consulting Fees”). The parties agree that (i) the level of services to be performed by Consultant pursuant to this Agreement is, and in all events shall be, less than 20 percent of the average level of services performed by Consultant as an employee of the Company during the 36-month period prior to the Separation Date, and (ii) nothing in this Agreement is intended to alter the fact that Consultant experienced a “separation from service” as of the Separation Date for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

(b)    During the Consultation Period, the Options will continue to vest and become exercisable in accordance with the applicable option agreement(s) and equity plan(s).

(c)    Expense Reimbursement. The Company shall reimburse the Consultant for all reasonable out-of-pocket expenses incurred by the Consultant in connection with the performance of the Services under this Agreement, so long as they are approved in writing in advance by the Company.

All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Consultant’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(d)    Itemized Statements. At the end of any month in which the Consultant performs Services and incurs expenses in accordance with Section 2(c), the Consultant shall submit to the Company an itemized statement of the Services performed, including the number of hours worked and the project to which the Services relate, and the expenses incurred, including appropriate and reasonable documentation. The Company shall pay the Consultant the amount set forth on such itemized statement within thirty (30) days after receipt.

(e)    No Employee Benefits. The Consultant’s relationship with the Company will be that of an independent contractor, and the Consultant shall not, in connection with this relationship, be entitled to any benefits, coverages or privileges, including without limitation health insurance, social security, unemployment, workers compensation, or pension payments, made available to employees of the Company.

(3)    Term and Termination.

(a)    Consultation Period. Subject to the terms and conditions hereinafter set forth, and provided the Consultant has timely signed the Separation Agreement, the term of this Agreement shall commence on the Consulting Effective Date and shall continue for three (3) months thereafter unless earlier terminated in accordance with the provisions below (such period, the “Consultation Period”).

Notwithstanding the foregoing, however, the Consultation Period may be extended for an additional period(s) upon the mutual written agreement of both parties. This Agreement may be terminated prior to the date that is three (3) months following the Consulting Effective Date in the following manner: (i) by the Company at any time immediately upon written notice if the Consultant has materially breached this Agreement or the Separation Agreement and such breach, if curable, remains uncured for a period of ten (10) days after written notice of such breach by the Company; (ii) by the Consultant at any time immediately upon written notice if the Company has materially breached this Agreement or the Separation Agreement and such breach, if curable, remains uncured for a period of ten (10) days after written notice of such breach by the Consultant, (iii) at any time upon the mutual written consent of the parties hereto, or (v) automatically and immediately if the Consultant revokes the Separation Agreement pursuant to Section 16 thereof.

(b)    Effects of Termination. In the event of any termination under this Section 3, the Consultant shall be entitled only to the Consulting Fees (if any) due and payable to the Consultant at the time of such termination and expenses (including reimbursements) incurred in accordance with Section 2(c) prior to the effective date of such termination, and no further payments of any kind will be due under this Agreement.    For the avoidance of doubt, it is understood that the vesting of the Options will cease immediately upon the expiration or termination of this Agreement for any reason in accordance with Section 3(a) hereof.

(4)    Independent Contractor. The Consultant shall not, as of the Consulting Effective Date, or at any time during the Consultation Period, be deemed to be an employee of the Company. The Consultant’s status and relationship with the Company shall be that of an independent contractor and consultant. The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner. Nothing herein shall create, expressly or by implication, a partnership, joint venture or other association between the parties. The Consultant shall be solely responsible for payment of all charges and taxes arising from the payments to be made to the Consultant under this Agreement and the Consultant agrees that the Company shall have no obligation or liability with respect to such charges and/or taxes.

(5)    Notice. Any notice required or desired to be given shall be governed solely by this paragraph. Notice shall be deemed given only upon (a) mailing of any letter or instrument by overnight delivery with a reputable carrier or by registered mail, return receipt requested, postage prepaid by the sender, or (b) personal delivery.

If to the Consultant:	If to the Company:

To the Consultant at the last address on file with the Company	1540 Broadway 24th Floor New York, NY 10036

Attn: Chief Executive Officer

From time to time, either party may, by written notice to the other in accordance with this Section 5, designate another address that shall thereupon become the effective address of such party for the purpose of this Section 5.

(6)    Liability. Any liability of Consultant to the Company arising out of his good faith performance of the Services, whether based upon breach of contract, negligence or any other theory of law, shall be limited to the total amount of Consulting Fees that were paid to Consultant hereunder. In no event shall Consultant be liable for special, incidental, consequential, indirect, or punitive damages with respect to his good faith performance of the Services.

(7)    Indemnification. The Company shall indemnify, defend and hold harmless Consultant from any lawsuit, proceeding or other action initiated or threatened to be initiated by any third party against Consultant where such action arises out of Consultant’s performance of the Services, provided that Consultant performed the Services in good faith and in a manner Consultant reasonably believed to be in or not opposed to the best interests of the Company (and, with respect to any criminal action or proceeding, had no reasonable cause to believe Consultant’s conduct was unlawful). To the extent Consultant is entitled to indemnity hereunder, the Company’s obligation shall include, without limitation, payment of (a) all liability arising by way of verdict, judgment, award, settlement, or otherwise, and (b) all attorney’s fees and litigation expenses incurred in Consultant’s defense. A third party’s allegation or contention that Consultant (i) acted in bad faith, (ii) acted in a manner that the Consultant believed to be not in the best interest of the Company, or (iii) in a criminal matter, had a reasonable basis to believe that the Consultant’s conduct was unlawful, shall not be a ground to deny indemnification hereunder unless and until Consultant has been determined to have engaged in such conduct by a court, jury or other factfinder in an action against Consultant. For the avoidance of doubt, Consultant shall not be indemnified from, and shall instead be solely liable for, and shall indemnify, defend and hold harmless the Company and its successors and assigns from and against, any lawsuit, proceeding or other action initiated by any third party against the Company where such action arises out of Consultant’s failure to pay the charges and taxes referenced in the last sentence of Section 4 of this Agreement.

(8)    Miscellaneous. This Agreement, together with the Separation Agreement, constitutes the entire understanding of the parties hereto with respect to the matters contained herein and supersedes all proposals and agreements, written or oral, and all other communications between the parties relating to the subject matter of this Agreement. For the avoidance of doubt, nothing herein supersedes the Separation Agreement (including without limitation the ongoing force and effect of the Consultant’s continuing obligations and rights thereunder). This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of laws rules. The headings contained in this Agreement are for the convenience of the parties and are not to be construed as a substantive provision hereof. This Agreement may not be modified or amended except in writing signed or executed by the Consultant and the Company. In the event any provision of this Agreement is held to be unenforceable or invalid, such unenforceability or invalidity shall not affect any other provisions of this Agreement and such other provisions shall remain in full force and effect. If any provision of this Agreement is held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law. This Agreement shall be binding upon, and inure to the benefit of, both parties hereto and their respective successors and assigns, including any corporation with or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the responsibility for actual performance of the Services may not be assigned or delegated by the Consultant to any other person or entity. This Agreement may be executed in counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event of Consultant’s death, his rights to receive any Consulting Fees not yet paid for services performed under this Agreement prior to his death shall pass to and be enforceable by his heirs, executors and/or administrators.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date written above.

SCHRÖDINGER, INC.

/s/ Joel Lebowitz	By:	/s/ Ramy Farid
JOEL LEBOWITZ	Name:	Ramy Farid
	Title:	President and CEO

Exhibit A

Description of Services

The Consultant shall provide financial consulting and advisory services, and be available to meet with the Company’s Chief Executive Officer approximately once every two weeks.

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